                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                       IRVINE APARTMENT COMMUNITIES, INC.
                (Name of Registrant as Specified in its Charter)

                       IRVINE APARTMENT COMMUNITIES, INC.
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:


                                      IAC

                       IRVINE APARTMENT COMMUNITIES, INC.

                            550 Newport Center Drive
                         Newport Beach, California 92660

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 25, 1997

                              --------------------

       The 1997 Annual Meeting of the shareholders of Irvine Apartment Communities, Inc. will be held at the Hyatt Regency Irvine Hotel, 17900 Jamboree Boulevard, Irvine, California 92614 on Friday, April 25, 1997 at 10:00 a.m. for the following purposes:

       1. To elect three directors of the Company: two to serve until the Annual Meeting of the shareholders in 2000 and one director to serve until the Annual Meeting of the shareholders in 1998.

       2. To approve the issuance of up to an aggregate of 3,950,000 shares of the Company's Common Stock or operating partnership units in Irvine Apartment Communities, L.P. that are exchangeable for Common Stock to The Irvine Company in consideration for the purchase of land sites for future apartment community development. This authority would extend through the date of the Company's Annual Meeting in 2001. All land purchases covered by this authority would be subject to the Exclusive Land Rights and Non-Competition Agreement dated November 21, 1993, as amended (the "Land Rights Agreement"), among the Company, the Operating Partnership, The Irvine Company and Mr. Donald Bren.

       3. To approve the right of The Irvine Company to exchange 405,456 operating partnership units in Irvine Apartment Communities, L.P. issued over the past two years in connection with three land transactions under the Land Rights Agreement for shares of Common Stock of the Company.

       4. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

       The Board of Directors has fixed the close of business on March 18, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

       Shareholders are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

       If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

                                          By Order of the Board of
                                          Directors,


                                          James E. Mead
                                          Senior Vice President, Chief
                                          Financial Officer and Secretary
March 21, 1997

                                       IAC
                       IRVINE APARTMENT COMMUNITIES, INC.

                            550 Newport Center Drive
                         Newport Beach, California 92660

                              --------------------

                                 PROXY STATEMENT
          For Annual Meeting of Shareholders to be held April 25, 1997

                              --------------------


                                  INTRODUCTION


                  This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), for the 1997 Annual Meeting of the shareholders of the Company (the "1997 Annual Meeting") to be held at the Hyatt Regency Irvine Hotel, 17900 Jamboree Boulevard, Irvine, California 92614 on Friday, April 25, 1997 at 10:00 a.m. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about March 21, 1997 to shareholders of record of the Company's common stock ("Common Stock") as of the close of business on March 18, 1997. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Each share entitles the registered holder to one vote. As of March 10, 1997, there were 19,760,121 shares of Common Stock outstanding. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, Boston EquiServe, L.P., 435 Tasso Street, Suite 250, Palo Alto, California 94301 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.


                  At the 1997 Annual Meeting, shareholders will have the opportunity to elect three directors, two to serve until the Annual Meeting in 2000 and one to serve until the Annual Meeting in 1998; to approve the Future L.P. Unit Proposal (as defined herein); and to approve the Outstanding L.P. Unit Proposal (as defined herein).

                  The Company's principal executive offices are located at 550 Newport Center Drive, Newport Beach, California 92660.



                                VOTING OF PROXIES

                  Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for Director (Proposal 1), FOR the Future L.P. Unit Proposal (Proposal 2) and FOR the Outstanding L.P. Unit Proposal (Proposal 3). Under the Maryland General Corporation Law (the "MGCL"), the Company's Articles of Amendment and Restatement (the "Company Charter") and the Company's Bylaws (the "Company Bylaws"), shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The election of Directors (Proposal 1) requires the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the 1997 Annual Meeting. Accordingly, abstentions and broker non-votes have no effect on the plurality of votes for election of directors. Each of the Future L.P. Unit Proposal and the Outstanding L.P. Unit Proposal require the affirmative vote of a majority of the aggregate votes cast by the holders of Common Stock, provided that the total vote cast on each Proposal represents more than 50% of the total number of votes entitled to be cast by the holders of Common Stock. Accordingly, provided that more than 50% of the votes entitled to be cast at the

1997 Annual Meeting are cast, abstentions and broker non-votes have no effect on the majority vote required to approve these matters. The shares of Common Stock do not have cumulative voting rights.

                  Shareholders will not be entitled to appraisal rights in connection with any matter to be voted on at the 1997 Annual Meeting.

                          ITEM 1. ELECTION OF DIRECTORS

                  At the 1997 Annual Meeting, two Directors are to be elected to serve for a term to expire at the 2000 Annual Meeting of the shareholders and one Director is to be elected to serve for a term to expire at the 1998 Annual Meeting of the shareholders. The nominees for election to serve until the 2000 Annual Meeting of the shareholders are Michael D. McKee and Jack W. Peltason. The nominee for election to serve until the 1998 Annual Meeting of the shareholders is William H. McFarland. Mr. McFarland was appointed by the Board of Directors in December 1996 to replace Norman J. Metcalfe who resigned as a Director. Pursuant to the MGCL, the Company Charter and the Company Bylaws, Mr. McFarland may serve until the 1997 Annual Meeting. Information regarding the Board's nominees for directors is set forth below. Information regarding the two remaining Directors whose terms expire in 1998 and the three Directors whose terms expire in 1999 is set forth below.

                  Pursuant to the Company Charter, the Board of Directors consists of not less than three nor more than 10 directors, with the initial number of directors set at nine. The Board of Directors is divided into three classes serving staggered terms, with each class consisting of one-third of the total number of directors. Each class holds office until the third annual meeting following the election of such class, except that in connection with the reincorporation of the Company in Maryland in 1996 the initial terms of the three classes expire in 1997, 1998 and 1999, respectively.

                  Mr. Steven P. Albert whose term as a director would have expired at the 1997 Annual Meeting resigned as a director and the Chief Executive Officer and President of the Company in February 1997. The Board of Directors of the Company has not yet determined whether to fill the vacancy on the Board of Directors created by the resignation of Mr. Albert or to reduce the size of the Board to eight persons. Accordingly, at the 1997 Annual Meeting, shareholders of the Company will vote for the election of only two directors, Messrs. McKee and Peltason, of the class whose term will expire at the Annual Meeting of shareholders in 2000. In the event that this vacancy is filled by the Board of Directors after the 1997 Annual Meeting, pursuant to the MGCL, the Company Charter and the Company Bylaws, the person so appointed will serve until the Annual Meeting of shareholders in 1998.

                  The accompanying proxy will be voted for election of the Board's nominees unless contrary instructions are given. If any of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. MCKEE, PELTASON AND MCFARLAND AS DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS

MICHAEL D. MCKEE, 51. Mr. McKee has been a Director of the Company since January 1995. Mr. McKee has been Executive Vice President and Chief Financial Officer of The Irvine Company since January 1997 and was Executive Vice President and Chief Legal Officer of The Irvine Company from April 1994 to January 1997. Prior to joining The Irvine Company, Mr. McKee was the managing partner of the Orange County office of Latham & Watkins, an international law firm with which he was associated since 1979. Mr. McKee is a member of the Board of Directors of Circus Circus Enterprises, Inc., Health Care Property Investors, Inc. and Realty Income Corporation.

JACK W. PELTASON, 73. Mr. Peltason has been a Director of the Company since December 8, 1993. Mr. Peltason was President of the University of California from 1992 until his retirement in 1995. From 1984 to 1992 Mr. Peltason served as Chancellor for the University of California, Irvine. He is a Professor of Political Science at University of California,

Irvine and a Fellow of the American Academy of Arts and Sciences. Mr. Peltason is a director of AST Research, Inc. and Infotec, Inc. and a consultant to the Bren Charitable Foundation.

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM TO EXPIRE AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

WILLIAM H. MCFARLAND, 57. Mr. McFarland became a Director of the Company in December 1996. Mr. McFarland has been Executive Vice President, Land and Residential Development of The Irvine Company since 1984 and was responsible for the operations and development activities of the Company's predecessor prior to the Company's formation in 1993. Prior to joining The Irvine Company in 1984, Mr. McFarland served as President and Chief Executive Officer of the Bren Company. Prior to working for the Bren Company, he also served as General Manager of Kaiser Aetna's Ponderosa Homes North Bay Division and as President of the McCarthy Company. Mr. McFarland served three years as an officer in the U.S. Marine Corps. He was elected to the California Building Industry Foundation Hall of Fame in 1996.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE; TERMS EXPIRE AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

ANTHONY M. FRANK, 65. Mr. Frank has been a Director of the Company since December 8, 1993. Mr. Frank has been Chairman of Acrogen, Inc. and Director/Consultant of Transamerica HomeFirst, Inc. since 1992. Prior to this, Mr. Frank served as Postmaster General of the United States from March 1988 to March 1992. From August 1971 through February 1988, Mr. Frank was Chairman and Chief Executive Officer of First Nationwide Bank. He has also served as Chairman of the Federal Home Loan Bank of San Francisco and Chairman of the California Housing Finance Agency, and was the first Chairman of the Federal Home Loan Mortgage Corporation Advisory Board. Mr. Frank is a director of Temple-Inland Inc., Bedford Property Investors, Inc., Living Centers of America, Inc., General American Investors Company, Inc., Crescent Real Estate Equities, Charles Schwab Inc. and Financial Security Assurance, Inc.

JOHN F. SEYMOUR, JR., 59. Senator Seymour has been a Director of the Company since December 8, 1993. Senator Seymour has been the Chief Executive Officer of Southern California Housing Development Corporation since January 1995. Previously he served as Executive Director of the California Housing Finance Agency from December 1992 through December 1994. Prior to that, Senator Seymour served as a United States Senator for the State of California from January 1991 to December 1992. From April 1982 to January 1991, Senator Seymour served as a State Senator in the California state legislature. Senator Seymour also served as a member of the Policy Advisory Board for the Center for Real Estate and Urban Economics, University of California, Berkeley and the National Association of Home Builders Mortgage Roundtable and as a director of the National Council of State Housing Agencies. Senator Seymour is a director of Inco Homes Corporation and Countrywide Investment Trust.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE; TERMS EXPIRE AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS

DONALD BREN, 64. Mr. Bren has been Chairman of the Board of the Company since its formation and President and Chief Executive Officer of the Company since February 4, 1997. Mr. Bren has been Chairman of the Board of The Irvine Company since 1983. Mr. Bren is a member of the Board of Overseers of the University of California, Irvine, and is a member of the Board of Trustees of the California Institute of Technology, the Los Angeles County Museum of Art and the Orange County Museum of Art.

JOHN F. GRUNDHOFER, 58. Mr. Grundhofer has been a Director of the Company since December 8, 1993. Mr. Grundhofer has been Chairman, President and Chief Executive Officer of First Bank System, Inc., Minneapolis, Minnesota since 1990. From 1986 to 1990, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank, N.A. Prior to joining Wells Fargo Bank in 1978, Mr. Grundhofer spent 18 years with Union Bank in California. In addition to serving as Chairman of First Bank System, Mr. Grundhofer is also a Trustee of Minnesota Mutual Life Insurance Company. Mr. Grundhofer is Chairman of the Minnesota Business Partnership, Vice Chairman of Minnesota Meeting, a Director of the Minneapolis Institute of Arts and of the United Way of the Minneapolis area, an Advisory Director of the Metropolitan Economic Development Association, and a member of the Bankers Roundtable and of the CEO Board of the School of Business Administration at the University of Southern California.

BOWEN H. MCCOY, 59. Mr. McCoy has been a Director of the Company since December 8, 1993. Mr. McCoy has been a real estate and business counselor with Buzz McCoy Associates, Inc. since 1990. Prior to this, Mr. McCoy had a 28-year career with Morgan Stanley & Co. Incorporated, and was President and Chairman of Morgan Stanley Realty, Inc. Mr. McCoy is a Trustee of the Urban Land Institute and The Hoover Institution. He is also President of The Real Estate Counselors and President of the Urban Land Foundation. He has served as Chairman of the Advisory Board for Stanford University Center for Economic Policy Research, Chairman of the Los Angeles American Red Cross and Trustee of the Pacific School of Religion.

REQUIREMENTS OF BOARD MEMBERS

                  Pursuant to the Company Charter and Bylaws a majority of the Directors of the Company must be persons who are not (i) affiliates, or an officer, director or employee, of The Irvine Company or (ii) the spouse, ancestor and lineal descendant or brother or sister of Mr. Bren ("Unaffiliated Directors"). In addition, The Irvine Company has certain rights to nominate persons for election to the Board of Directors as described below.

COMMITTEES OF THE BOARD - BOARD MEETINGS

                  The Board of Directors held five meetings in 1996. In addition, management conferred frequently with Directors on an informal basis to discuss Company affairs. During 1996, all Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and meetings of all committees of the Board on which they served, except for Mr. Frank who attended 70% of such meetings.

                  The Board of Directors has the following standing committees:

                  Audit Committee. The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, for reviewing with the independent public accountants the plans and results of the audit engagement, for approving professional services provided by the independent public accountants, for reviewing the independence of the independent public accountants, for considering the range of audit and non-audit fees and for reviewing the adequacy of the Company's accounting controls. As required by the Company Bylaws, the Audit Committee consists of three Directors, at least two of whom are Unaffiliated Directors.

                  The members of the Audit Committee are Messrs. Grundhofer (Chairman), Frank and Peltason. Two Audit Committee meetings were held in 1996.


                  Executive Committee. The Executive Committee has been delegated authority in the Company Bylaws to act in lieu of the Board of Directors on all matters permitted by law other than with respect to matters which, pursuant to the Company Charter and Bylaws, must be approved by the Independent Directors Committee or by a vote of more than 75% of the entire Board of Directors (the "Required Directors").


                  The members of the Executive Committee during 1996 were Messrs. Bren (Chairman), McCoy, McFarland, McKee and Steven P. Albert, the Company's former Chief Executive Officer and President.


                  Independent Directors Committee. The Independent Directors Committee is responsible for approving all transactions between the Company or Irvine Apartment Communities, L.P., a Delaware limited partnership (the "Operating Partnership"), and The Irvine Company and affiliates of The Irvine Company and Mr. Bren, including, but not limited to, whether or not the Company shall exercise any of its rights under the Exclusive Land Rights and Non-Competition Agreement (the "Land Rights Agreement") with The Irvine Company and the terms of any agreement between the Company and the Operating Partnership and The Irvine Company or affiliates of The Irvine Company or Mr. Bren. In addition, the Independent Directors Committee is responsible for selecting the independent appraiser on behalf of the Company pursuant to the Land Rights Agreement. Pursuant to the Company Bylaws, the Independent Directors Committee consists of at least five persons, each of whom is an Unaffiliated Director and a person who has not been employed by The Irvine Company or any of its subsidiaries within the five years preceding such person's election as a director of the Company.

                  The members of the Independent Directors Committee are Messrs. Frank (Chairman), Grundhofer, McCoy, Peltason and Seymour. Three Independent Directors Committee meetings were held in 1996.

                  Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's stock-based incentive plans. As required by the Company Bylaws, the Compensation Committee consists entirely of Unaffiliated Directors and does not include any officer of the Company.

                  The members of the Compensation Committee are Messrs. McCoy (Chairman) and Seymour. One Compensation Committee meetings were held in 1996.

                  Compensation Committee Interlocks and Insider Participation. Messrs. McCoy and Seymour served on the Compensation Committee during 1996. No Compensation Committee interlocks or insider participation existed in 1996.

                  The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

                  The Company pays its Directors who are neither officers of the Company nor officers or directors of The Irvine Company fees for their services as directors. Directors receive annual compensation of $18,000 plus a fee of $1,500 for attendance (in person or by telephone) at each meeting of the Board of Directors or any committee thereof, except that only one $1,500 fee will be paid if a Board and committee meeting occur on the same day. The Company has also established the 1993 Stock Option Plan for Directors, pursuant to which each Director who: (i) is not an employee of the Company or any of its subsidiaries or affiliates, (ii) is unaffiliated with The Irvine Company and Mr. Bren and has not been employed by The Irvine Company within the preceding five years and (iii) has not received a stock award within the preceding year under an employee stock plan of the Company, is awarded an option to purchase 5,000 shares of the Company's Common Stock upon initial appointment or election to the Board and an option to purchase 1,000 shares of the Company's Common Stock at each subsequent annual meeting other than an eligible Director first elected to the Board within the twelve months immediately preceding and including such meeting. The exercise price of any such option is equal to the fair market value of the Common Stock on the date of grant. Such options are exercisable at all times during the period beginning on the date of grant and ending on the earlier of (i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date on which the optionee ceases to be an Eligible Director, as defined in the plan.

CERTAIN RIGHTS OF THE IRVINE COMPANY WITH RESPECT TO THE BOARD OF DIRECTORS

                  Pursuant to the Miscellaneous Rights Agreement, The Irvine Company has the right, and will continue to have the right so long as it, its shareholders or its affiliates beneficially own at least 20% of the outstanding Common Stock (including for this purpose Common Stock issuable upon exchange of limited partnership interests ("L.P. Units") in the Operating Partnership), to nominate three persons (each, an "Irvine Company Board Representative") for election to the Board of Directors of the Company. In the event this ownership falls below 20% but is at least 15%, The Irvine Company will have the right to nominate two persons for election to the Board of Directors; and if this ownership falls below 15% but is at least 10%, The Irvine Company will have the right to nominate one person for election to the Board of Directors. The three current Directors nominated by The Irvine Company are Messrs. Bren, McFarland and McKee.

                  Two provisions of the Company Charter give The Irvine Company additional rights with respect to the Company's Board of Directors:

                  First, the Company Charter provides that a majority of the entire Board of Directors of the Company including at least one Irvine Company Board Representative shall constitute a quorum for Board of Directors action at any meeting.


                  Second, the Company Charter provides that approval of the Required Directors is required to approve (i) a change of control (as defined therein) of the Company or the Operating Partnership; (ii) any amendment to the Company Charter or Bylaws or the partnership agreement of the Operating Partnership; (iii) any waiver or modification of the ownership limit provisions of the Company Charter; (iv) any merger, consolidation, statutory share exchange or sale of all or substantially all of the assets of the Company or the Operating Partnership; (v) subject to certain exceptions, the issuance of equity securities of the Company; (vi) the Company taking title to assets or to conduct business other than through the Operating Partnership, or for the Company or the Operating Partnership to engage in another line of business; (vii) the Company or the Operating Partnership making a general assignment for the benefit of creditors or instituting (or consent to the institution of) proceedings in bankruptcy or for the liquidation, dissolution, reorganization or winding up of the Company or the Operating Partnership; and (viii) termination of the Company's status as a real estate investment trust for federal income tax purposes.



                      ITEM 2. THE FUTURE L.P. UNIT PROPOSAL


THE FOLLOWING PROPOSAL ADDRESSES THE ABILITY OF THE COMPANY TO USE COMMON STOCK OR LIMITED PARTNERSHIP UNITS EXCHANGEABLE FOR COMMON STOCK AS FULL PAYMENT FOR THE PURCHASE PRICE FOR FUTURE LAND SITES ACQUIRED FROM THE IRVINE COMPANY. THE ABILITY TO DO SO SIGNIFICANTLY BENEFITS THE COMPANY, IN PARTICULAR PROVIDING AN ADDITIONAL SOURCE OF EQUITY TO FINANCE THE COMPANY'S GROWTH, WHILE ALSO PROVIDING THE IRVINE COMPANY CERTAIN BENEFITS (INCLUDING POTENTIAL TAX BENEFITS). TO THE EXTENT THE COMPANY IS UNABLE TO USE COMMON STOCK OR EXCHANGEABLE LIMITED PARTNERSHIP UNITS IN FULL PAYMENT FOR LAND SITES, ITS ABILITY TO FINANCE FUTURE LAND ACQUISITIONS WOULD BE LIMITED AND ITS AVAILABLE BORROWINGS UNDER ITS REVOLVING CREDIT FACILITY WOULD BE ADVERSELY AFFECTED. IF APPROVED BY THE SHAREHOLDERS AT THE 1997 ANNUAL MEETING, THE ISSUANCE OF THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK OR EXCHANGEABLE LIMITED PARTNERSHIP UNITS PERMITTED BY THE FOLLOWING PROPOSAL WOULD INCREASE THE IRVINE COMPANY'S INTEREST IN THE OPERATING PARTNERSHIP FROM 54.8% TO 58.5% ON A PRO FORMA BASIS. IN ADDITION, APPROVAL OF THE PROPOSAL AT THE 1997 ANNUAL MEETING WOULD PERMIT THE COMPANY TO ISSUE TO THE IRVINE COMPANY, WITHOUT ANY FURTHER SHAREHOLDER APPROVAL, COMMON STOCK AND EXCHANGEABLE LIMITED PARTNERSHIP UNITS IN CONNECTION WITH INDIVIDUAL FUTURE LAND SITE ACQUISITIONS IN WHICH SHAREHOLDER APPROVAL WOULD OTHERWISE HAVE BEEN REQUIRED. THE INDEPENDENT DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDED THAT THE COMPANY'S SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL.


GENERAL

                  One of the Company's principal assets is the Exclusive Land Rights and Non-Competition Agreement dated November 21, 1993, as amended (the "Land Rights Agreement"), among the Company, the Operating Partnership, The Irvine Company and Mr. Donald Bren, pursuant to which through July 31, 2020 the Company has the exclusive right, but not the obligation, to acquire from The Irvine Company all land sites on the Irvine Ranch entitled for residential use and designated for apartment community development.


                  Pursuant to the Land Rights Agreement the Company may pay for land sites in cash, through the issuance of Common Stock or L.P. Units in the Operating Partnership exchangeable for Common Stock or a combination of cash and either exchangeable L.P. Units or Common Stock. The ability to use Common Stock or L.P. Units exchangeable for Common Stock as the purchase currency for a land site rather than cash is an important benefit to the Company and also provides The Irvine Company with certain benefits; however, any limitation on the Company's ability to use either Common Stock or exchangeable L.P. Units would be adverse to the Company. See "--Board of Directors Considerations" below.

                  As more fully described under "Background to the Proposal" below, under certain circumstances the rules of the New York Stock Exchange (the "NYSE Rules"), absent shareholder approval, would limit the ability of the Company to use Common Stock or L.P. Units exchangeable for Common Stock as the purchase currency for land acquisitions under the Land Rights Agreement expected to occur over the next four years. Accordingly, at the 1997 Annual Meeting, the shareholders of the Company will be asked to consider and vote upon a proposal to approve the issuance to The Irvine Company or its nominee from time to time through the date of the Company's Annual Meeting in 2001, upon the approval of the Independent Directors Committee of the Board of Directors of the related land acquisition, of up to an aggregate of 3,950,000 shares of Common Stock or L.P. Units in the Operating Partnership exchangeable for Common Stock in consideration for the purchase by the Company of land sites designated by The Irvine Company as ready for apartment community development (the "Future L.P. Unit Proposal").

                  APPROVAL OF THE FUTURE L.P. UNIT PROPOSAL BY SHAREHOLDERS WILL NOT RESULT IN ANY CHANGES TO THE REQUIREMENTS OF THE LAND RIGHTS AGREEMENT WHICH MUST BE SATISFIED PRIOR TO THE COMPANY'S PURCHASE OF A LAND SITE FROM THE IRVINE COMPANY AND WILL NOT REQUIRE ANY OTHER AMENDMENT TO THAT AGREEMENT. SEE "--THE LAND RIGHTS AGREEMENT" BELOW.

                  The Board of Directors at its regularly scheduled meeting held on February 4, 1997, in which The Irvine Company Board Representatives, Messrs. Bren, McKee and McFarland, did not participate in the consideration of the Future L.P. Unit Proposal, unanimously concluded that the Future L.P. Unit Proposal is advisable and is fair to, and in the bests interests of, the Company and its shareholders, and unanimously adopted a resolution recommending that the Company's shareholders vote FOR approval of the Future L.P. Unit Proposal.

BACKGROUND TO THE PROPOSAL AND VOTE REQUIRED

                  In general, under the NYSE Rules, the Company is prohibited absent shareholder approval from issuing Common Stock or securities convertible into Common Stock, including L.P. Units, to any "substantial security holder" (as defined in such rules) of the Company in connection with the acquisition of assets or property from such person if the number of shares of Common Stock or Common Stock equivalents exceeds 1% of the number of shares of Common Stock outstanding before the issuance (the "1% Limitation"). Since The Irvine Company is a "substantial security holder" within the meaning of the NYSE Rules, the Company is prohibited, absent shareholder approval, from issuing to The Irvine Company and its affiliates Common Stock or L.P. Units exchangeable for Common Stock for the purchase of land sites pursuant to the Land Rights Agreement if the number of shares of Common Stock or the number of exchangeable L.P. Units issued in the transaction exceeds 1% of the then outstanding Common Stock of the Company. For purposes of the NYSE Rules, Common Stock excludes all Common Stock issuable upon exchange of L.P. Units beneficially owned by The Irvine Company or any other person.

                  Since the Company's initial public offering in 1993 (the "Initial Public Offering"), the Company has purchased 10 land sites (the "Completed Land Acquisitions") from The Irvine Company pursuant to the Land Rights Agreement. The purchase price of eight of those land sites was in an amount which, if paid solely in Common Stock or exchangeable L.P. Units, would have exceeded the 1% Limitation, and three of such Completed Land Acquisitions resulted in the issuance of a number of L.P. Units in excess of the 1% Limitation. See "Item 3. Approval of The Irvine Company's Right To Exchange Certain Outstanding L.P. Units for Common Stock."

                  Because the Company anticipates that individual land site acquisitions from The Irvine Company over the next four years are also likely to result in the issuance of Common Stock or L.P. Units exchangeable for Common Stock in excess of the 1% Limitation, the Board of Directors of the Company has determined to present the Future L.P. Unit Proposal to the shareholders in order to permit the Company to consummate acquisitions of land sites pursuant to Land Rights Agreement in excess of the 1% Limitation.

                  Pursuant to the Land Rights Agreement the number of shares or L.P. Units issued in connection with the closing of a land transaction thereunder is equal to the Land Purchase Price (as defined below) for such site, net of any cash consideration paid (or debt assumed), divided by the average of the closing prices of the Common Stock of the NYSE for the 10 trading days immediately preceding the closing date of such transaction. As more fully described below, the determination to purchase a land site from the Irvine Company is made solely by the Independent Directors Committee of the Company's Board of Directors and the Land Purchase Price for a site may not exceed 95% of the value of such site as determined by independent appraisals.


                  Under the Future L.P. Unit Proposal, not more than an aggregate of 3,950,000 shares of Common Stock and L.P. Units exchangeable for Common Stock (the "L.P. Unit Basket Amount") may be issued in connection with Independent Director Committee approved land transactions consummated between the date of the 1997 Annual Meeting and the date of the Company's Annual Meeting in 2001 in which the 1% Limitation is exceeded. The L.P. Unit Basket Amount represents 19.9% of the Common Stock outstanding as of the record date for the 1997 Annual Meeting. All of the shares of Common Stock or L.P. Units exchangeable for Common Stock issued in connection with a transaction under the Land Rights Agreement in which the 1% Limitation is exceeded at the time of the closing of such transaction will be counted against the L.P. Unit Basket Amount. However, if the number of shares of Common Stock or L.P. Units exchangeable for Common Stock to be issued in connection with the acquisition of a land site pursuant to the Land Rights Agreement does not exceed the 1% Limitation at the time of the closing of such acquisition, such shares or L.P. Units may be freely issued by the Company or the Operating Partnership, respectively, and will not be counted against the L.P. Unit Basket Amount.

                  Approval of the Future L.P. Unit Proposal will permit the Company to issue to The Irvine Company, without any further shareholder approval, Common Stock or exchangeable L.P. Units in connection with individual future land site acquisitions in which the 1% Limitation is exceeded. Each such acquisition, however, will continue to be subject to the requirements of the Land Rights Agreement which must be satisfied prior to the Company's purchase of a land site designated by The Irvine Company as subject to the Company's option under the Land Rights Agreement, none having been so designated as of the date of this Proxy Statement.


                  Under Maryland law, there is no requirement that the Future L.P. Unit Proposal be approved by the shareholders of the Company. Under the NYSE Rules, approval of the Future L.P. Unit Proposal requires a majority of the aggregate votes cast by the holders of Common Stock, provided that the total vote cast on the Proposal represents more than 50% of the total number of votes entitled to be cast by the holders of Common Stock.

THE LAND RIGHTS AGREEMENT

General

                  The Irvine Company owns substantially all development sites for future rental apartment communities in close proximity to the major employment centers on the Irvine Ranch. The Company and The Irvine Company intend for all future development of new rental apartment communities on the Irvine Ranch to be conducted by the Company. To that end, in connection with the Company's Initial Public Offering, the parties entered into the Land Rights Agreement pursuant to which, through July 31, 2020, the Company has the exclusive right, but not the obligation, to acquire all land sites entitled for residential use and designated by The Irvine Company as ready for apartment community development.

                  The purchase price for all future sites ,which are currently unidentified, can be no greater than 95% of the fair market value determined by independent appraisal. Independent appraisals are obtained by each of the Company and The Irvine Company prior to the Independent Directors Committee of the Company's Board of Directors determining whether the Company will exercise its right to purchase a land site. If the Company elects not to exercise its option for any site, pursuant to the Land Rights Agreement, the Company will thereafter have a right of first refusal on the sale of such site to a third party if the terms of such sale are more favorable than those offered to the Company. The determination to exercise an option or the right of first refusal with respect to a site will be made solely by the Independent Directors Committee. In order to preserve the Company's exclusive rights to acquire and develop all future land sites for rental apartment community purposes, through July 31, 2020 any transfer by The Irvine Company, Mr. Bren or their affiliates of any fee or leasehold interest in undeveloped land on the Irvine Ranch must include a prohibition against apartment community use and development in the deed or ground lease.

                  The Irvine Company's overall planning process will determine which land will be designated as single family, for-sale homes or condominiums or as rental apartment communities. This process takes into account a number of factors, including surrounding land uses, marketing considerations and the preferences of various jurisdictions. While The Irvine Company controls the overall development of the Irvine Ranch, the actual development of an apartment community on sites purchased by the Company is controlled by the Company. The design, configuration and amenities will be determined by the Company and will be used by the Independent Directors Committee in determining the fairness of the purchase price.

                  While the Irvine Ranch contains numerous potential sites for development of rental apartment communities, only certain of those potential sites have been earmarked by The Irvine Company for such development and, as of the date of this Proxy Statement, no additional land sites have been designated by The Irvine Company as subject to the Company's option under the Land Rights Agreement. The process of obtaining village related entitlements has only recently begun with respect to some of the potential sites and there can be no assurance as to when village related entitlements will be obtained. In addition, while the development of additional rental apartment communities is necessary for the future build out of the Irvine Ranch, no assurance can be given that additional land sites will be designated by The Irvine Company as subject to the Company's option under the Land Rights Agreement.

Determination of Land Purchase Price

                  The Irvine Company must deliver an independent appraisal ("Irvine's Appraisal") for each land site to the Company at such time as the Company's option to acquire such site is triggered under the Land Rights Agreement (the "Option Commencement"). The Independent Directors Committee of the Company's Board of Directors is required to obtain a separate independent appraisal ("Company's Appraisal") of each land site, and the agreed fair market value of each land site will be the average of Irvine's Appraisal and Company's Appraisal. However, if the value set forth in each Appraisal is more than 10% above the other Appraisal, then the two appraisers are required to appoint a third independent appraiser to appraise the land site and the agreed fair market value of the land site will be the average of the third appraisal and the original appraisal that is closest to the third appraisal. All of the appraisers appraise the fair market value of the land site based on rental apartment use and a number of apartment units as reasonably determined by The Irvine Company.

                  As soon as possible following the Option Commencement for a land site, the Company is required to submit to The Irvine Company a proposed purchase price for the site, based on a Company prepared pro forma cost analysis for development of the site by the Company. Thereafter the Company and The Irvine Company attempt to agree on a purchase price for the site. If the parties are able to agree on a purchase price within 30 days following the Option Commencement for the land site, then the purchase price for the site (the "Land Purchase Price") will be as agreed between the parties; provided that in no event will the Land Purchase Price for any land site exceed 95% of the agreed fair market value of the site determined by independent appraisal as set forth above. If the parties are unable to agree on the Land Purchase Price for the land site within such 30-day period, the Land Purchase Price for the site will be no greater than 95% of the agreed fair market value of the site determined by independent appraisal as set forth above. In addition, the Land Purchase Price for apartment sites encompassing the first 1,800 apartment units developed by the Company commencing in mid 1995 must be set at an amount such that each project's budgeted pro forma unleveraged return on costs for the first 12 months following stabilized occupancy is between 10.0% and 10.5%. The November 1995, the three 1996 and the one 1997 land site acquisitions were purchased under this arrangement. See "Certain Transactions--Transactions with The Irvine Company" for additional information with respect to such purchases. As of the date of this Proxy Statement, future apartment sites encompassing 505 apartment units remain to be purchased under this arrangement. If the actual number of units to be constructed on the land site is more or less than that assumed in determining the Land Purchase Price as described above, the Land Purchase Price is adjusted proportionately.

                  Through July 31, 2000, the Land Purchase Price for each land site may be paid, at the option of the Company, in cash, L.P. Units or Common Stock, or a combination of cash and either L.P. Units or Common Stock. After July 31, 2000, the choice of consideration will revert to The Irvine Company. If paid in L.P. Units or Common Stock, the number of shares or L.P. Units (based on one L.P. Unit being equivalent to one share of Common Stock, subject to adjustment as provided in the Amended Partnership Agreement) payable will be equal to the Land Purchase Price in dollars divided by the average of the closing prices of Common Stock on the New York Stock Exchange for the 10 trading days immediately preceding the Land Closing Date (as defined below). If paid in L.P. Units, such Units will be subject to the Exchange Rights and the Cash Tender Rights set forth in the Amended Partnership Agreement. If paid in Common Stock, such shares will be subject to the registration rights granted to The Irvine Company. See "Certain Charter, Amended Partnership Agreement and Miscellaneous Rights Agreement Provisions Applicable to Common Stock and L.P. Units Beneficially Owned by The Irvine Company."

                  Pursuant to the Land Rights Agreement and the Company's Bylaws, the decision to purchase a land site at the Land Purchase Price is made solely by the Independent Directors Committee of the Company's Board of Directors.

                  The Company must determine whether or not to purchase a land site within a period of 11 months following the earlier of (the "Negotiated Price Date") (i) the date the Company and The Irvine Company agree in writing on the Land Purchase Price for the land site or (ii) 30 days following the Option Commencement for such site. If the Company elects to purchase the site, the closing of the land acquisition will occur on the earlier of (i) the date the Company has obtained both the final tract map and building permit for the site or (ii) one year following the Negotiated Price Date for the site. In no event, however, will the closing occur before The Irvine Company has satisfied certain conditions to the closing, including completion of such of the master infrastructure as is necessary for the Company to commence construction on the site.

Right of First Refusal

                  If the Company elects not to purchase a land site, for a period of one year thereafter, The Irvine Company may sell the rejected site to a third party but only for a price not less than the Land Purchase Price originally determined for the site and otherwise on terms not more favorable to the buyer than those offered to the Company. Thereafter, if The Irvine Company decides to sell the rejected site on any terms, The Irvine Company must first notify the Company of the price and terms of the proposed sale and the Company will have a 30-day period in which to decide to purchase such site for such price and on such terms. If the Company does not indicate its agreement within such 30 day period, The Irvine Company may for a period of one year thereafter sell the site to a third party but only for a price not less than the price offered to the Company and otherwise on terms not more favorable to the buyer than those stated in The Irvine Company's original notice. The determination to exercise the right of first refusal under the Land Rights Agreement with respect to any site will be made solely by the Independent Directors Committee.

CERTAIN CHARTER, AMENDED PARTNERSHIP AGREEMENT AND MISCELLANEOUS RIGHTS AGREEMENT PROVISIONS APPLICABLE TO COMMON STOCK AND L.P. UNITS BENEFICIALLY OWNED BY THE IRVINE COMPANY

Exchange Rights and Cash Tender Rights


                  The Irvine Company and certain related persons have certain rights, exercisable once in each twelve-month period, to exchange (the "Exchange Rights") generally up to one-third of the L.P. Units owned by them for shares of Common Stock (subject to the applicable Ownership Limit Provision of the Company's Charter discussed below) and to tender (the "Cash Tender Rights") generally up to one-third of the L.P. Units owned by them to the Company for cash payable solely out of the net proceeds of an offering of the Company's Common Stock. All L.P. Units issued to The Irvine Company in connection with future land acquisitions pursuant to the Land Rights Agreement would be subject to such Exchange Rights and Cash Tender Rights.


Registration Rights

                  The Company has granted certain "demand" and "piggyback" registration rights with respect to shares of Common Stock owned by The Irvine Company or any of its affiliates, whether acquired pursuant to the Exchange Rights, in connection with the Land Rights Agreement, in the open market or otherwise.

Restrictions on Ownership and Transfer of Common Stock

                  Because the Company expects to continue to qualify as a real estate investment trust, the Company's Charter contains certain restrictions on the number of shares of Common Stock that individual shareholders, including The Irvine Company and its affiliates, may own in order for the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). The ownership limit for The Irvine Company and certain related person is 20% of the issued and outstanding Common Stock in the aggregate.

BOARD OF DIRECTORS CONSIDERATIONS


                  In making its decision to recommend approval of the Future L.P. Unit Proposal, the Board of Directors considered each of the factors listed in paragraphs (i)-(viii) below, but it did not assign any particular weight to any single factor. The Board based its determination regarding the fairness of the Future L.P. Unit Proposal on all the factors identified in paragraphs (i) through (viii) below, taken together.


                  (i) The Company's growth is largely dependent on its ability to acquire new land and assets for the development of rental apartment communities. Since The Irvine Company controls all available land on the Irvine Ranch, the Land Rights Agreement provides a long-term source of development land to the Company.

                  (ii) Payment for land under the Land Rights Agreement with exchangeable L.P. Units and, to a lesser extent Common Stock, was fundamental to the parties when the Agreement was entered into in connection with the Initial Public Offering.

                  (iii) The Company significantly benefits from the issuance of L.P. Units and Common Stock for land as it provides a source of equity capital to the Company. To the extent that Common Stock and L.P. Units exchangeable for Common Stock could not be used for the purchase of land sites, the Company's ability to finance such land acquisitions would be limited and the Company's cash flow or available borrowings under its revolving credit facility would be adversely affected. In this connection the Board of Directors specifically noted that through July 31, 2000 the Company has the sole option to determine whether the currency used to purchase a land site will be either cash, L.P. Units or Common Stock.

                  (iv) The contribution of land to the Operating Partnership by The Irvine Company in exchange for L.P. Units exchangeable for Common Stock is a nontaxable transaction for The Irvine Company under the Code. In contrast, The Irvine Company would be subject to tax if Common Stock or cash is utilized. Accordingly, the ability of the Company to use exchangeable L.P. Units as full consideration for land sites gives an incentive to The Irvine Company to provide new land to the Company. The Irvine Company has advised the Board that it strongly prefers to receive L.P. Units exchangeable for Common Stock as the full consideration for the land sites and that the Company's ability to use exchangeable L.P. Units as full consideration for the potential land site would cause The Irvine Company to favorably consider whether such potential land sites should be designated as land sites under the Land Rights Agreement. The Board noted that such consideration could result in such potential sites being designated as land sites under the Land Rights Agreement, since such sites would not be replaced by other less desirable land sites in which the tax effect on The Irvine Company would be minimized. Accordingly, the Board noted that any limitation on the Company's ability to use L.P. Units exchangeable for Common Stock as full consideration for the land sites could result in reduced growth and the impairment of shareholder values.


                  (v) Taken together, the Land Rights Agreement appraisal process, Independent Director Committee approval process and the method of determining the number of L.P. Units or shares of Common Stock issuable in respect of the Land Purchase Price for a land site, are fair and reasonable to the Company and its shareholders and ensure that individual land transactions under the Land Rights Agreement are fair and reasonable to, and in the best interests of, the Company and its shareholders.

                  (vi) The Future L.P. Unit Proposal does not obligate the Company to purchase any land sites pursuant to the Land Rights Agreement. Each individual acquisition will be separately reviewed once a site is designated by The Irvine

Company, with the terms of each potential acquisition being separately analyzed by the Independent Directors Committee for fairness and whether the construction of a rental apartment community on that site is in the best interests of the Company and its shareholders.

                  (vii) In addition to the potential tax benefit to The Irvine Company discussed in clause (iv) above in receiving L.P. Units exchangeable for Common Stock in consideration for the contribution of land to the Operating Partnership, the ability of the Company to issue Common Stock or exchangeable L.P. Units to The Irvine Company also provides The Irvine Company with certain other benefits. Specifically, the issuance of Common Stock or L.P. Units exchangeable for Common Stock to The Irvine Company in consideration for the future land transfers pursuant to the Land Rights Agreement will allow The Irvine Company to increase over time its interest in the Operating Partnership (and, assuming conversion of all L.P. Units into Common Stock, the Company) from approximately 54.8% at March 1, 1997 to approximately 58.5% assuming the issuance of the entire L.P. Unit Basket Amount and no other issuances of Common Stock or exchangeable L.P. Units between the date of the 1997 Annual Meeting and the date of the Company's Annual Meeting in 2001.

                  As a result of the foregoing, the Company's interest in the Operating Partnership (and, assuming conversion of all L.P. Units into Common Stock, the public shareholders interest in the Company) would be diluted from approximately 45.1% at March 1, 1997 to approximately 41.3%.

                  The issuance of the entire L.P. Unit Basket Amount would increase over time the amount of distributions received by The Irvine Company. Based on the current Common Stock and L.P. Unit distribution rate of $1.46 per annum, The Irvine Company would receive approximately $5.8 million of additional distributions per annum assuming issuance of the entire L.P. Unit Basket Amount.

                  (viii) While the Company could use L.P. Units which are not exchangeable for Common Stock in payment of the Land Purchase Price for a land site without violating the New York Stock Exchange rules discussed under "--General--Background to the Proposal" above, the use of exchangeable L.P. Units as a purchase currency was fundamental to The Irvine Company when the Company was formed in connection with the Initial Public Offering as evidenced by the Exchange Rights and Cash Tender Rights and provides The Irvine Company with a more liquid investment than non-exchangeable L.P. Units. The use of non-exchangeable L.P. Units would thus seriously detract from the potential benefits reasonably anticipated by The Irvine Company at the time the Land Rights Agreement was entered into and would potentially result in a disincentive to The Irvine Company to sell new land to the Company pursuant to the Land Rights Agreement.


RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FUTURE L.P. UNIT PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

ITEM 3. APPROVAL OF THE IRVINE COMPANY'S RIGHT TO EXCHANGE CERTAIN OUTSTANDING L.P. UNITS FOR COMMON STOCK

                  At the 1997 Annual Meeting, the shareholders of the Company will be asked to consider and vote upon a proposal to approve the exchange of 405,456 outstanding L.P. Units in the Operating Partnership beneficially owned by The Irvine Company for shares of Common Stock of the Company as more fully described below (the "Outstanding L.P. Unit Proposal").

                  The Board of Directors at its regularly scheduled meeting held on February 4, 1997, in which The Irvine Company Board Representatives, Messrs. Bren, McKee and McFarland, did not participate in the consideration of the Outstanding L.P. Unit Proposal, unanimously concluded that the Outstanding L.P. Unit Proposal is advisable and is fair to, and in the bests interests of, the Company and its shareholders, and unanimously adopted a resolution recommending that the Company's shareholders vote FOR approval of the Outstanding L.P. Unit Proposal.

BACKGROUND TO THE PROPOSAL AND VOTE REQUIRED

                  In March 1995, December 1996 and February 1997, the Operating Partnership issued 336,432 L.P. Units, 244,857 L.P. Units and 313,439 L.P. Units to The Irvine Company, respectively, as full or partial consideration for the purchase of three land sites pursuant to the Land Rights Agreement. See "Certain Transactions--Transactions with The Irvine Company". Except as discussed below, such L.P. Units are exchangeable for Common Stock of the Company pursuant to the Amended Partnership Agreement on basis of one L.P. Unit for each share of Common Stock, subject to adjustment and certain limitations as set forth in the Amended Partnership Agreement. However, in order to permit the Company to comply with the 1% Limitation of the NYSE Rules, The Irvine Company, in separate agreements entered into at the time of the closing of each land sale, agreed with the Company and the Operating Partnership that it would not exchange or, subject to certain exceptions, transfer 218,432 L.P. Units, 59,301 L.P. Units and 127,723 L.P. Units, respectively (collectively, the "Excess L.P. Units"), received in connection with the three completed transactions unless and until approval of the Company's shareholders of the right of The Irvine Company to exchange such Excess L.P. Units has been obtained. The Company agreed to present a proposal seeking approval of the right of The Irvine Company to exchange and transfer the Excess L.P. Units to the Company's shareholders at the 1997 Annual Meeting.

                  Under Maryland law, there is no requirement that the Outstanding L.P. Unit Proposal be approved by the shareholders of the Company. Under the NYSE Rules, approval of the Outstanding L.P. Unit Proposal requires a majority of the aggregate votes cast by the holders of Common Stock, provided that the total vote cast on the Proposal represents more than 50% of the total number of votes entitled to be cast by the holders of Common Stock.

BOARD OF DIRECTORS CONSIDERATIONS


                  In making its decision to recommend approval of the Outstanding L.P. Unit Proposal, the Board of Directors considered the factors listed in paragraphs (ii) and (viii) under "Item 2. The Future L.P. Unit Proposal--Board of Directors Considerations," as well as its belief that The Irvine Company, as the beneficial owner of the Excess L.P. Units, should have the same right to transfer and exchange for Common Stock the Excess L.P. Units as all other outstanding L.P. Units beneficially owned by The Irvine Company. The Board did not assign any particular weight to any of the foregoing but based its determination regarding the fairness of the Outstanding L.P. Unit Proposal on all the foregoing, taken together.


                  Accordingly, the Board of Directors is presenting to the Company's shareholders this proposal to approve the right of The Irvine Company or any other holder of any Excess L.P. Units to transfer the Excess L.P. Units, subject to the provisions of the Amended Partnership Agreement, and to exchange in accordance with the Amended Partnership Agreement the Excess L.P. Units for shares of Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OUTSTANDING L.P. UNIT PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

           SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock by each of the Company's directors, the Company's new Chief Executive Officer, Donald Bren who became Chief Executive Officer in February 1997, each of the four most highly compensated executive officers (including the Company's former Senior Vice President and Treasurer) who were serving as executive officers at the end of 1996, other than the Company's former Chief Executive Officer, the Company's former Chief Executive Officer, the Company's former Executive Vice President and Chief Financial Officer, all directors and current executive officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities as of February 14, 1997. The Company has relied upon information supplied by its officers, directors, and certain shareholders and upon information contained in filings with the Securities and Exchange Commission (the "SEC").

                                                                                                         PERCENT
                                                                                                           OF
                                                                                                           ALL
                                              NUMBER OF                                                   SHARES
                                              SHARES OF                                                     OF
                                               COMMON       PERCENT OF                                    COMMON
                                               STOCK        ALL SHARES                 PERCENT OF        STOCK/L.
                                            BENEFICIALLY    OF COMMON      NUMBER OF      ALL              P.
        NAME                                   OWNED          STOCK        L.P. UNITS  L.P. UNITS        UNITS(1)
        ----                                   -----          -----        ----------  ----------        --------
Directors and Officers
Donald Bren                                 183,325 (2)        1.0% (2)        -- (3)      -- (3)           * (3)
Anthony M. Frank                              9,000 (4)          *             --          --               *
John F. Grundhofer                            8,000 (5)          *             --          --               *
Bowen H. McCoy                               12,000 (4)          *             --          --               *
Michael D. McKee                              5,000              *             --          --               *
William H. McFarland                         20,647              *             --          --               *
Jack W. Peltason                              7,600 (4)          *             --          --               *
John F. Seymour, Jr.                          7,100 (4)          *             --          --               *
Steven P. Albert                             35,333 (6)          *             --          --               *
Richard E. Moran Jr.                         35,500 (7)          *             --          --               *
James E. Mead                                61,167 (8)          *             --          --               *
Tyler H. Rose                                29,316 (9)          *             --          --               *
Richard E. Lamprecht                         39,333 (8)          *             --          --               *
Scott A. Reinert                             24,333 (8)          *             --          --               *
All current directors and
officers as a group (17
persons)                                    459,827 (10)       2.4% (10)       --          --             55.4% (3)
5% shareholders (11)
The Irvine Company (3)(12)
550 Newport Center Drive
Newport Beach, CA  92660                         --             --        22,200,097 (13) 99.7% (14)      54.4% (3)
Cohen & Steers Capital
Management, Inc. (15)
757 Third Avenue
New York, NY 10017                        1,925,700           10.4%            --          --              4.7% (16)
LaSalle Advisors Limited
Partnership and ABKB/
LaSalle Securities Limited
Partnership(17)
11 South LaSalle Street
Chicago, IL 60603                         1,314,600            7.1%            --          --              3.2% (16)
Travelers Group Inc.(18)
388 Greenwich Street
New York, NY 10013                        1,292,219            7.0%            --          --              3.2% (16)


* Less than 1.0%

(1) Assumes all of the L.P. Units beneficially owned by The Irvine Company are exchanged for shares of Common Stock, without regard to certain ownership limit provisions set forth in the Company Charter. It is not anticipated that these ownership limit provisions will be waived. The Irvine Company has the right, once in every twelve month period beginning on December 8 of each year, generally to exchange up to one third of the L.P. Units for shares of Common Stock, at an exchange ratio on one L.P. Unit for each share of Common

           Stock, subject to adjustment. The Company Charter places a limit on ownership by The Irvine Company, Mr. Bren and their affiliates, in the aggregate, of 20% of the outstanding Common Stock.

(2)        Shares are held by a trust of which Mr. Bren is trustee.


(3) Mr. Bren may be deemed the beneficial holder of the L.P. Units owned by The Irvine Company due to his status as the sole shareholder and Chairman of the Board of Directors of The Irvine Company. Assuming the exchange of all L.P. Units beneficially owned by The Irvine Company for shares of Common Stock (other than the L.P. Units referred to in note 13 below), Mr. Bren would be deemed to beneficially own 54.9% of the Common Stock and all directors and officers as a group (17 persons) would be deemed to beneficially own 55.4% of the Common Stock (which percentage interest also reflects the exchange of 74,523 L.P. Units for shares of Common Stock owned by a limited partner of the Operating Partnership and as to which three officers of the Company not named in the table may be deemed the beneficial owner). If the Outstanding L.P. Unit Proposal (Proposal 3) is adopted at the 1997 Annual Meeting, the L.P. Units referred to in note 13 below will be exchangeable for Common Stock by The Irvine Company and, accordingly, the foregoing percentages would increase to 55.3% and 55.8%, respectively.


(4) Includes currently exercisable options to purchase 7,000 shares of Common Stock at prices ranging from $15.625 to $20.0625 per share granted to each of Messrs. Frank, McCoy, Peltason and Seymour pursuant to the 1993 Stock Option Plan for Directors.


(5)        Includes 1,000 shares held in Mr. Grundhofer's Individual Retirement
           Account.

(6) Mr. Albert resigned as the Chief Executive Officer and President and a Director of the Company in February 1997. Represents currently exercisable options to purchase shares of Common Stock pursuant to the 1993 Long-Term Stock Incentive Plan and 2,000 shares owned by such person.

(7) Mr. Moran resigned as the Executive Vice President, Chief Financial Officer and Secretary of the Company in December 1996.

(8) Represents currently exercisable options to purchase shares of Common Stock granted pursuant to the 1993 Long-Term Stock Incentive Plan and, with respect to Messrs. Mead, Lamprecht and Reinert 4,500 shares, 1,000 shares and 1,000 shares of Common Stock, respectively, owned by such persons.

(9) Mr. Rose resigned as Senior Vice President and Treasurer of the Company in March 1997. Represents currently exercisable options to purchase shares of Common Stock pursuant to the 1993 Long-Term Stock Incentive Plan and 2,650 shares owned by such person.

(10) Includes 233,495 shares of Common Stock, including those referred to in notes (2), (4) and (8), and currently exercisable options to purchase 226,332 shares of Common Stock under the 1993 Long-Term Stock Incentive Plan and the 1993 Stock Option Plan for Directors, including those referred to in notes (4) and (8).

(11) Information based on a review of Schedule 13Ds or 13Gs filed with the SEC as of February 21, 1997.

(12) Represents L.P. Units owned directly or indirectly by subsidiaries of The Irvine Company.

(13) Excludes 405,456 L.P. Units which pursuant to agreements with the NYSE are not exchangeable for Common Stock by The Irvine Company. If the Outstanding L.P. Unit Proposal (Proposal 3) is adopted at the 1997 Annual Meeting, such L.P. Units will be exchangeable for Common Stock by The Irvine Company and, accordingly, the percentage set forth in the table would increase to 54.9%.

(14) 99.7% both before and after giving effect to the L.P. Units referred to in note 13 above.

(15) Based on information provided in Amendment No. 3 to a Schedule 13G filed on February 4, 1997 by Cohen & Steers Capital Management ("Cohen & Steers"). As of December 31, 1996, Cohen & Steers had sole dispositive power with respect to all of such shares, and sole voting power with respect to 1,665,600 of such shares.

(16) 4.7% for Cohen & Steers, 3.2% for LaSalle and 3.1% for Travelers if the Outstanding L.P. Unit Proposal (Proposal 3) is adopted at the 1997 Annual Meeting and the L.P. Units referred to in note 13 above become exchangeable for Common Stock.

(17) Based on information provided in a Schedule 13G filed on February 14, 1997 by LaSalle Advisors Limited Partnership ("LALP"), ABKB/LaSalle Securities Limited Partnership ("ABKB"), and two of their principals. As of December 31, 1996 (i) LALP had sole voting and dispositive power with respect to 354,700 shares, shared voting power with respect to 131,300 shares and shared dispositive power with respect to 361,500 shares; (ii) ABKB had sole voting and dispositive power with respect to 122,400 shares, shared voting power with respect to 369,675 shares and shared dispositive power with respect to 476,000 shares; and (iii) each of the principals of LALP and ABKB had sole voting and dispositive power with respect to 477,100 shares, shared voting power with respect to 500,975 shares and shared dispositive power with respect to 837,500 shares.

(18) Based on information provided in Amendment No. 3 to a Schedule 13G filed on January 30, 1997 by Travelers Group Inc. ("TGI") and Smith Barney Holdings Inc. ("SBHI"), a wholly-owned subsidiary of TGI. As of December 31, 1996, SBHI and TGI had shared voting and dispositive power with respect to all of such shares. Each of TGI and SBHI disclaim beneficial ownership of all such shares.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH THE IRVINE COMPANY

                  The Company and The Irvine Company have entered into an administrative services agreement, as amended, pursuant to which The Irvine Company provides the Company with certain administrative services, including, but not limited to, income tax services, risk management and other support services. During 1996, the Company incurred costs of approximately $108,000 pursuant to the administrative services agreement.

                  The Company and The Irvine Company have also entered into a lease pursuant to which the Company leases space from The Irvine Company. Pursuant to the lease, $239,000 was incurred in 1996. Base rent payable by the Company under the lease is approximately $236,000 per annum through 1998. The Company also incurred parking costs to The Irvine Company of approximately $33,000 in 1996. The Company also rents retail space for its Leasing and Information Center from an affiliate of The Irvine Company. Pursuant to such lease $74,000 was incurred in 1996. Base rent payable by the Company under such lease is approximately $58,000 per annum through 1997. Additionally, the Company has entered into a short term lease with The Irvine Company to provide for offsite parking adjacent to one of the Company's construction sites for storing materials and parking for laborers. The lease commenced September 1, 1996 at $1,500 per month. The total amount incurred in 1996 was $6,000.


                  Two of the Company's apartment communities are financed by mortgage notes payable to The Irvine Company. These mortgage notes totaled $51,227,000 at December 31, 1996. The mortgage notes are collateralized by all-inclusive trust deeds on each of the apartment communities financed, bore fixed interest rates of 5.75% at December 31, 1996, are fully amortizing, and mature in 2015 and 2024. Interest incurred on the mortgage notes payable to The Irvine Company totaled $2,966,000 for the year ended December 31, 1996. The mortgage notes payable to The Irvine Company "wrap around" secured first trust deed notes payable to third party financial institutions. The secured first trust deed notes totaled $51,363,000 as of December 31, 1996. The largest aggregate amount of indebtedness outstanding under each note was $17,676,000 and $34,334,000 during 1996. As of February 28, 1997, the amount outstanding under each note was $17,158,000 and $33,933,000.


                  On July 3, 1996, the Company sold in a direct placement 1,490,700 shares of Common Stock at $20.125 per share. Concurrently therewith, The Irvine Company, pursuant to its rights under the Partnership Agreement, purchased 1,490,700 L.P. Units at $20.125 per unit. In addition, during 1996 the Company sold in the aggregate 13,280 shares of Common Stock at varying prices ranging from $19.784 to $23.875 per share pursuant to its Dividend Reinvestment and Additional Cash Investment Plan. In connection with such sales, The Irvine Company, pursuant to its rights under the Partnership Agreement, purchased an aggregate of 15,851 L.P. Units at varying prices ranging from $19.784 to $23.875 per L.P. Unit. All of the foregoing L.P. Units are exchangeable for Common Stock on a one for one basis, subject to adjustment and certain limitations.


                  The Company and The Irvine Company are parties to the Land Rights Agreement. As more fully discussed under "Item 2. The Future L.P. Unit Proposal", this Agreement, which extends through July 31, 2020, provides the Company the exclusive right, but not the obligation, to acquire additional land sites which have been entitled for residential use and designated by The Irvine Company as ready for apartment development in accordance with the Master Plan. The determination to exercise an option with respect to a site is made solely by a majority of the Independent Directors Committee of the Company's Board of Directors. In addition, The Irvine Company and Donald Bren have agreed to conduct their apartment community development and ownership activities on the Irvine Ranch solely through the Company.

                  Under the terms of the Land Rights Agreement, through July 31, 2000, the purchase price for any apartment community sites acquired may be paid with either cash, Common Stock or L.P. Units, at the option of the Company. After July 31, 2000, the choice of consideration will revert to The Irvine Company. In no event shall the purchase price for any apartment community land site exceed 95% of the value of such site as determined by independent appraisals. In addition, the purchase price for future apartment sites encompassing the first 1,800 apartment units the Company develops starting in mid 1995 will be set at an amount such that each project's budgeted pro forma unleveraged return on costs for the first 12 months following stabilized occupancy will be between 10.0% and 10.5%. Five land sites, including the four discussed below have been purchased under this arrangement and as of the date of this Proxy Statement future apartment sites encompassing 505 apartment units remain to be purchased under this arrangement.

                  In March, 1996, the Company acquired a 227-unit development site known as Santa Maria for $3,343,000 from The Irvine Company. As partial financing for the acquisition of the site, the Company elected to assume $2,771,000 in tax-exempt assessment district debt. The balance of $572,000 was paid through the issuance of 28,358 additional L.P. Units in the Operating Partnership to The Irvine Company. In July 1996 the Company acquired a 245-unit development site known as The Colony for $3,545,000 from The Irvine Company. The purchase price for this site was through the issuance of 115,544 additional L.P. Units in the Operating Partnership and $1,143,000 in cash. In December 1996, the Company acquired a 207-unit development site known as Santa Rosa II for $5,999,000 from The Irvine Company. The purchase price was paid through the issuance of 244,857 additional L.P. Units in the Operating Partnership. The foregoing L.P. Units are exchangeable for Common Stock of the Company on a one for one basis, subject to adjustment and certain limitations, except that pursuant to an agreement with the NYSE 59,301 of the L.P. Units issued to The Irvine Company in connection with the Santa Rosa II acquisition are not exchangeable for Common Stock absent shareholder approval of such exchange. If the Outstanding L.P. Unit Proposal (Proposal 3) is adopted by the shareholders at the 1997 Annual Meeting such agreement and restriction on exchange will terminate and, accordingly, such 59,301 L.P. Units will be exchangeable for Common Stock by The Irvine Company.

                  On February 10, 1997, the Company acquired a 316-unit development site known as Rancho Santa Fe for $8,408,000 from The Irvine Company. The purchase price was paid through the issuance of 313,439 additional L.P. Units in the Operating Partnership. Pursuant to the terms of this acquisition a portion of the purchase price is refundable, through the forfeiture of a portion of such L.P. Units, if the apartment community to be constructed on the site does not achieve a 10% unleveraged return on costs for the first twelve months following stabilized occupancy. The 313,439 L.P. Units are exchangeable for Common Stock of the Company on a one for one basis, subject to adjustment and certain limitations, except that pursuant to an agreement with the NYSE 127,723 of such L.P. Units are not exchangeable for Common Stock absent shareholder approval of such exchange. If the Outstanding L.P. Unit Proposal (Proposal 3) is adopted by the shareholders at the 1997 Annual Meeting such agreement and restriction on exchange will terminate and, accordingly, such 127,723 L.P. Units will be exchangeable for Common Stock by The Irvine Company.

                  Independent appraisals were obtained for each of the sites referred to above, prior to the Independent Directors Committee determining that the Company would exercise its right to purchase such land sites. If the Company elects not to exercise its option for any site, the Company will thereafter have a right of first refusal on the sale of such site to a third party if the terms of such sale are more favorable than those offered to the Company. The determination to exercise an option or the right of first refusal under the Land Rights Agreement with respect to any site will be made solely by a majority of the Independent Directors Committee.

                  Pursuant to the Land Rights Agreement, The Irvine Company and Mr. Bren have agreed not to directly or indirectly acquire or develop, or acquire an equity interest in any entity that has an ownership interest in, any rental apartment community whether on or off the Irvine Ranch. This prohibition terminates, with respect to communities on the Irvine Ranch, on July 31, 2020, and with respect to communities off the Irvine Ranch, when (i) no nominee of The Irvine Company is a member of the Company's Board of Directors and (ii) The Irvine Company and certain related persons beneficially own less than 20% of the outstanding Common Stock in the aggregate (including for this purpose Common Stock issuable upon exchange of L.P. Units).

                  The Land Rights Agreement is subject to early termination upon the occurrence of certain events including (i) the failure of the shareholders of the Company to elect as directors of the Company the number of directors which The Irvine Company is entitled to nominate to the Company's Board of Directors, (ii) in the event of a vacancy on the Board of Directors of an Irvine Company Board Representative, the remaining directors shall not promptly elect a person designated by The Irvine Company to fill such vacancy and (iii) during the period The Irvine Company has the right to nominate three persons to the Company's Board of Directors, the provisions of the Charter and the Bylaws requiring approval of the Required Directors to take certain actions shall be repealed, modified or amended without the prior written consent of The Irvine Company.

                  Three Directors of the Company, Messrs. Bren, McFarland and McKee, are affiliated with The Irvine Company. Mr Bren is Chairman of the Board and the majority shareholder of The Irvine Company. Mr. McFarland is Executive Vice President, Land and Residential Development of The Irvine Company. Mr. McKee is Executive Vice President and Chief Financial Officer of The Irvine Company.

                  The respective interests of the Company and The Irvine Company in the Operating Partnership were 45.4% and 54.6%, respectively, at December 31, 1996 and 1995.

OTHER TRANSACTIONS


                  Mr. Grundhofer is Chairman, President and Chief Executive Officer of First Bank System, Inc. which, through an affiliate, is a member of the bank syndicate that provided the Company's $175,000,000 revolving line of credit facility. There was no outstanding balance under the revolving line of credit facility as of February 28, 1997. Based on this bank's percentage participation in this credit facility (and the predecessor facilities), the Company estimates that the amount of interest and fees paid to the affiliate totaled $245,000 in 1996.


                             EXECUTIVE COMPENSATION

                  Set forth below are tables prescribed by the proxy rules of the SEC which present compensation information for the Company's former chief executive officer who resigned in February 1997, the four other most highly compensated executive officers who were serving as executive officers at the end of 1996 (including the Company's former Senior Vice President and Treasurer who resigned in March 1997) and the Company's former Executive Vice President and Chief Financial Officer (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                 Annual Compensation             Compensation Awards
                                                -----------------------     ---------------------------
                                                                            Restricted
                                                                              Stock                         All Other
                                                Salary(2)      Bonus(3)      Awards(4)       Options(5)  Compensation(6)
Name and Principal Position           Year         ($)           ($)            ($)              (#)            ($)
---------------------------           ----     ----------     ----------     ----------      ----------  ---------------
Steven P. Albert(7)                   1996     $  275,000                                                  $    7,563
      Former Chief Executive          1995     $  174,041     $  100,000     $1,746,250        100,000     $   27,058
      Officer and President



James E. Mead                         1996     $  200,000     $  145,000                                   $    8,250
      Senior Vice President, Chief    1995     $  200,000     $  140,000     $  403,125         40,000     $    8,250
      Financial Officer and           1994     $  187,397     $  150,000                        30,000     $    8,250
      Secretary

Richard E. Moran Jr.(7)               1996     $  247,500                                                  $   82,212
      Former Executive Vice           1995     $  270,000     $  110,000     $  403,125         50,000     $   11,250
      President, Chief Financial      1994     $  270,000     $  110,000                                   $   11,250
      Officer and Secretary

Tyler H. Rose(7)                      1996     $  180,000     $  130,000                                   $    8,250
      Former Senior Vice              1995     $  154,849     $  110,000     $  403,125         40,000     $    7,938
      President, and Treasurer

Richard E. Lamprecht                  1996     $  135,000     $   55,000                                   $    6,300
      Vice President,                 1995     $  135,000     $   50,000     $  161,250         35,000     $    4,050
      Development                     1994     $  118,780     $   60,000                                   $    4,893

Scott A. Reinert                      1996     $  135,000     $   55,000                                   $    6,582
      Vice President, Asset           1995     $  135,000     $   50,000     $  161,250         35,000
      Management                      1994     $    2,077                                                  $   52,659


(1)        The officers listed in this table receive certain personal benefits;
           however, such benefits do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus for any period reported.

(2) The start dates for Messrs. Albert, Mead, Rose and Reinert were May 1, 1995, January 24, 1994, February 21, 1995 and December 28, 1994,
           respectively.

(3) The bonuses for each year were paid in February or March of the following year.


(4)        1995 amounts represent 25,000, 25,000, 25,000, 10,000 and 10,000 restricted stock unit awards granted to Messrs. Moran, Mead, Rose, Lamprecht and Reinert as of March 1, 1995 and 110,000 performance unit awards granted to Mr. Albert as of May 1, 1995. All of the foregoing awards vest as described below based on the achievement of certain funds available for distribution ("FAD") targets established by the Compensation Committee. Dividend equivalents are paid on all of the foregoing awards outstanding during the vesting period. None of the restricted stock unit awards or performance unit awards are available for vesting in the year in which the award was granted. 20% of a person's award may be earned in each of the three years following the year the award was granted and 40% of such person's award may be earned in the fourth year following the year of grant, in each case upon the achievement of established FAD targets. Performance and restricted stock unit awards not earned in any year in which they are available for vesting may be earned in a subsequent year. The number of shares in respect of which awards granted to Messrs. Albert, Mead, Moran Rose, Lamprecht and Reinert were outstanding as of December 31, 1996 was 110,000, 25,000, 22,951,
           25,000, 10,000 and 10,000, respectively. The value of Messrs. Albert's, Mead's, Moran's, Rose's, Lamprecht's and Reinert's awards as of December 31, 1996 was $2,750,000, $625,000, $573,775, $625,000,
           $250,000 and

           $250,000, respectively. Mr. Albert's, Mr. Moran's and Mr. Rose's restricted stock unit awards which had not previously vested and been earned were forfeited in connection with their resignations in February 1997, December 1996 and March 1997, respectively, though they did receive dividend equivalent payments for dividends paid through, and in respect of, the fourth quarter, in the case of Messrs. Albert and Rose, and third quarter, in the case of Mr. Moran, of 1996. The Company did not grant any restricted stock unit awards to the Named Executive Officers in 1996.


(5) Reflects options granted pursuant to the 1993 Long-Term Stock Incentive Plan. The Company did not grant any options to the Named Executive Officers in 1996.

(6) These amounts represent the Company's aggregate contributions to the Company's 401(k) savings plan except that, with respect to Mr. Albert, the 1995 amount solely represents relocation expenses, with respect to Mr. Moran, the 1996 amount includes $22,500 of consulting payments and $48,462 of accrued vacation pay, and with respect to Mr. Reinert, the 1994 amount solely represents relocation expenses. See "Employment and Termination of Employment Agreements".


(7) Mr. Albert, Mr. Moran and Mr. Rose resigned from the Company in February 1997, December 1996 and March 1997, respectively. Upon Mr. Albert's resignation, Mr. Bren, the Chairman of the Board of Directors of the Company, assumed the position of Chief Executive Officer and President. Mr. Bren did not receive any compensation from the Company in 1996 and will not receive any compensation from the Company in 1997 for serving in such capacities.



                          OPTION EXERCISES IN 1996 AND
                         DECEMBER 31, 1996 OPTION VALUES



                         Shares                         Number of Securities      Value of Unexercised In-
                        Acquired       Value          Underlying Unexercised        the-Money Options at
     Name            on Exercise(1)   Realized     Options at December 31, 1996   December 31, 1996($)(2)
     ----            --------------   --------     ----------------------------   -----------------------
Steven P. Albert                                      Exercisable     33,333              $912,500
                                                      Unexercisable   66,667
James E. Mead                                         Exercisable     33,333              $580,000
                                                      Unexercisable   36,667
Tyler H. Rose                                         Exercisable     13,333              $355,000
                                                      Unexercisable   26,667
Richard E. Lamprecht                                  Exercisable     26,666              $423,125
                                                      Unexercisable   23,334
Scott A. Reinert                                      Exercisable     11,666              $310,625
                                                      Unexercisable   23,334
Richard E. Moran Jr.     66,667       $472,386                  0                             0

(1) Except for Mr. Moran, none of the Named Executive Officers exercised any stock options in 1996.

(2) Represents the difference between the closing price of the Company's Common Stock on the NYSE on December 31, 1996 of $25.00 per share and the exercise price of the options, but not less than zero.

               EMPLOYMENT AND TERMINATION OF EMPLOYMENT AGREEMENTS

                  Mr. Albert was appointed as Chief Executive Officer and President of the Company on May 1, 1995. Pursuant to an offer letter, Mr. Albert received an annualized base salary of $275,000 for 1995, subject to increases in future years at the discretion of the Board, and is eligible to earn an annual bonus of up to 60% of his base salary based upon both his and the Company's performance. For 1995, Mr. Albert was guaranteed a minimum cash bonus of $90,000 assuming his continued employment through December 31, 1995. In addition, the letter provides that Mr. Albert will be a participant in the Company's fringe benefits programs and long-term incentive plans. Upon hire, he received stock options with respect to 100,000 shares of the Company's common stock and performance unit awards with respect to 110,000 shares of the Company's common stock. If Mr. Albert's employment had been terminated by the Company prior to December 31, 1996 for reasons other than gross misconduct, he would have been entitled to receive a lump-sum severance payment of $182,500. On February 7, 1997, Mr. Albert entered into a Confidentiality Agreement and General Release with the Company whereby he resigned from the Company. Pursuant to the Agreement, Mr. Albert will provide consulting services to the Company in exchange for 12 monthly payments of $22,917 each. Mr. Albert also received a severance payment in the amount of $141,000, stock dividend equivalent payments for dividends paid in respect of the fourth quarter of 1996, and the Company agreed to continue his coverage, at the Company's expense, under the Company's group insurance plans through February 28, 1997 and to pay him $2,500 per month for twelve months thereafter in order to assist him with purchasing his own benefits. In consideration of the foregoing, Mr. Albert is subject to a confidentiality covenant and has given the Company and its owners, directors, officers, employees, representatives and agents a general release.

                  On November 1, 1996, Mr. Moran entered into a Confidentiality Agreement and General Release with the Company whereby he resigned from the Company as of December 1, 1996. Pursuant to the Agreement, Mr. Moran will provide consulting services to the Company in exchange for 12 monthly payments of $22,500 each. Mr. Moran also received $38,000 of stock dividend equivalent payments for dividends paid in respect of the third quarter of 1996, 11/12ths of his restricted stock units available for vesting in 1996 were earned upon achievement of FAD targets as determined by the Compensation Committee in February 1997, and the Company agreed to continue his coverage, at the Company's expense, under the Company's group insurance plans through December 31, 1996 and to pay him $2,500 per month for twelve months thereafter in order to assist him with purchasing his own benefits. In consideration of the foregoing, Mr. Moran is subject to a confidentiality covenant and has given the Company and its owners, directors, officers, employees, representatives and agents a general release.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers.
The names of the Compensation Committee members are set forth below this report.

General Policies Regarding Compensation of Executive Officers

                  In establishing compensation for executive officers, the Committee seeks to: (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase Company performance for the benefit of its shareholders, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

                  Base Salary. Salary levels of executive officers are established after a subjective review of REIT issuers and other real estate companies deemed comparable to the Company. In general, the Committee attempts to set base salaries at the conservative end of the competitive spectrum with the expectation that as Company performance improves, individual performance will be rewarded with incentives and bonuses. The Committee generally compares the Company's performance with that of other REITs and real estate companies engaged in activities similar to those engaged in by the Company.

                  Annual Bonus. The Committee's practice with regard to awarding annual bonuses to executive officers is to review the Company's performance after the close of the year, taking into account whatever measures of performance the Committee determines in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. See "1996 Compensation" below. In addition, the Committee may from time to time pay bonuses to selected individuals on an ad hoc basis in connection with special events or projects.

                  Long-Term Incentive Compensation. Stock-based incentives constitute the long-term portion of the Company's executive compensation package. Stock options granted at 100% of the stock's fair market value on the grant date provide an incentive for executives to increase the Company's stock price and, therefore, the return to the Company's shareholders. Stock options were granted in 1996 to one of the Company's executive officers at the time he commenced employment with the Company. In addition, the Committee granted performance-based awards to this executive officer. Such awards will vest over five years upon achievement of FAD targets established by the Committee. None of such awards will vest in 1996. The Committee has not heretofore granted stock appreciation rights, although it has the authority to do so under the Company's stock-based award plans. In granting stock-based awards, the Committee takes into account such factors as it determines to be appropriate under the circumstances, including without limitation the extent of an executive's equity ownership in the Company and the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitor firms.

                  Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for deductibility under
Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be "performance-based" compensation as determined under Section 162(m).

                  The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value to the Company and its shareholders of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

1996 Compensation

                  Base salaries for the executive officers named in the Summary Compensation Table were not increased in 1996. The amounts shown as 1996 bonus in the Summary Compensation Table were paid in February 1997 and were based on achievement of the Company's business plan targets, new apartment community development, occupancy levels and earnings without assigning relative weight to any such factors, as well as the Committee's subjective assessment of the executives' respective individual performance. In establishing such amounts, the Committee noted that the Company exceeded its 1996 business plan FAD budget and continued to produce growth in revenues and operating profits. In this regard, the Committee also noted that in 1996, the Company achieved a total return to shareholders of 37.1%, increased gross operating margins to 67.2% from 64.9%, achieved stabilized occupancy on five projects totaling 2,207 units, completed a $60 million direct equity placement and successfully improved pricing and terms on its bank line.

                  The above-described approach to the compensation of executive officers in 1996 was fully applicable to the compensation of Mr. Steven P. Albert, the Company's former Chief Executive Officer who resigned as Chief Executive Officer and President and as a director of the Company in February 1997.


                              Bowen H. McCoy
                              John F. Seymour, Jr.

                          STOCK PRICE PERFORMANCE GRAPH

                  The Stock Price Performance Graph below compares cumulative total shareholder return (assuming reinvestment of dividends) of the Company, the New York Stock Exchange, Inc. ("NYSE") Composite Index and the National Association of Real Estate Investment Trust (NAREIT) Equity REIT Total Return Index for the period beginning December 8, 1993, the date on which trading of the Company's Common Stock commenced, through December 31, 1996. The Company's closing Common Stock price was $25.00 on December 31, 1996. The stock price performance of the Company's Common Stock depicted in the graph below represents past performance only and is not indicative of future performance. The Stock Price Performance Graph assumes $100 was invested on December 8, 1993.









                                     [GRAPH]







                                    12/03/93      12/31/93      12/31/94      12/31/95      12/31/96
                                    --------      --------      --------      --------      --------
Irvine Apartment Communities         $100.00       $103.62       $101.36       126.09        167.77
NAREIT Equity Index                  $100.00        $99.83       $107.56       123.98        167.71
NYSE Composite Index                 $100.00       $101.68        $98.49       129.33        153.97

                             INDEPENDENT ACCOUNTANTS

                  The firm of Ernst & Young LLP served as the Company's independent accountants for fiscal 1996. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the 1997 Annual Meeting, with the opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from shareholders. The Audit Committee will select the Company's independent accountants for 1997.



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


                  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's executive officers and directors, and beneficial owners of more than 10% of the Common Stock of the Company, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company noted that no individual who, at any time during 1996, was a director, officer or beneficial owner of more than 10% of the Common Stock of the Company failed to file the reports required by
Section 16(a) of the 1934 Act on a timely basis, except that Mr. McFarland, a director of the Company, did not file his initial statement of beneficial ownership on Form 3 on a timely basis.


                             SOLICITATION OF PROXIES

                  The cost of soliciting proxies for the 1997 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. The Company has engaged Georgeson & Company to assist in soliciting proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, or in person.


                                  ANNUAL REPORT


                  The Company's audited financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1996, are included on pages 17 through 38 of the Company's Annual Report, which is being mailed to all shareholders with this proxy statement. THE FINANCIAL STATEMENTS, THE REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS, THEREON, SELECTED FINANCIAL DATA AND MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDED IN THE 1996 ANNUAL REPORT ARE INCORPORATED HEREIN BY REFERENCE. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SEC, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE, UPON WRITTEN REQUEST TO IRVINE APARTMENT COMMUNITIES, INC., 550 NEWPORT CENTER DRIVE, NEWPORT BEACH, CALIFORNIA 92660, ATTENTION: INVESTOR RELATIONS.

                              SHAREHOLDER PROPOSALS

                  Shareholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days in advance of the Annual Meeting to be considered (unless less than 70 days' notice of the Annual Meeting is given, in which case the proposal must be received by the Company within 10 days of the notice of the Annual Meeting). The requirements for submitting such proposals are set forth in the Company Bylaws.

                  Shareholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1998 Annual Meeting must be received by the Company at its principal executive offices by November 14, 1997, unless the date of the 1998 Annual Meeting is more than 30 days prior to or subsequent to April 25, 1998, in which case proposals must be received a reasonable time before the mailing of the proxy statement relating to the 1998 Annual Meeting.


                                  OTHER MATTERS

                  The Board of Directors does not know of any matter other than that described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.


                                By Order of the Board of Directors,



                                James E. Mead
                                Senior Vice President, Chief Financial Officer
                                  and Secretary

March 21, 1997

                       IRVINE APARTMENT COMMUNITIES, INC.


P                   The undersigned, a  shareholder of Irvine Apartment
      Communities, Inc. (the "Company") hereby appoints  Donald Bren and James
R E. Mead, and each of them individually as Proxies to represent and vote all of the Company's Common Stock held of record by the undersigned, each
O with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held at The Hyatt Regency Irvine Hotel, 17900
X Jamboree Boulevard, Irvine, California 92614, on Friday, April 25, 1997 at 10:00 a.m., local time, and at any adjournment or postponement thereof,
Y     as follows on the reverse side.




                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                        SIDE


  [ X ]  Please mark
         votes as in
         this example.

 THIS PROXY IS SOLICITED  ON BEHALF OF THE BOARD OF  DIRECTORS AND WILL BE  VOTED IN ACCORDANCE WITH  THE SPECIFICATIONS
 MADE BELOW. IF A CHOICE IS NOT INDICATED  WITH RESPECT TO ANY OF ITEMS (1), (2) OR (3)  BELOW, THIS PROXY WILL BE VOTED
 "FOR" SAID PROPOSAL OR PROPOSALS.  THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

 1.           To (i)  elect 2 Directors of the Company for a              2. To approve the Future L.P. Unit  FOR  AGAINST  ABSTAIN
              term  of three years and (ii) elect 1 Director                 Proposal (as defined in the      [ ]    [ ]     [ ]
              of the Company for a term of one year.                         accompanying Proxy
                                                                             Statement).
     Nominees:       (i)  Michael  D.   McKee  and  Jack  W.
                     Peltason and (ii) William H. McFarland
     FOR             WITHHELD

     [  ]             [  ]
                                                                          3. To approve the Outstanding       FOR  AGAINST  ABSTAIN
                                                                             L.P. Unit Proposal (as           [ ]    [ ]      [ ]
                                                                             defined in the accompanying
                                                                             Proxy Statement).
    [  ]__________________                             MARK HERE
 For all nominees except as noted above.               FOR ADDRESS  [   ]
                                                       CHANGE AND
                                                       NOTE BELOW

                                                                          4. In their  discretion, the
                                                                             Proxies are authorized to vote
                                                                             upon such  other business
                                                                             as may properly come  before
                                                                             the  meeting or  any  adjournment or
                                                                             postponement thereof.

                                                                             THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT
                                                                             OF  A COPY  OF  THE   NOTICE  OF  ANNUAL
                                                                             MEETING   AND ACCOMPANYING  PROXY  STATEMENT
                                                                             DATED  MARCH  21, 1997.


                                                                       Joint owners  must each  sign.  Please sign
                                                                       exactly  as your name(s) appear(s) on  the
                                                                       Stock Certificate.   When signing as an
                                                                       attorney,    trustee,    executor, administrator
                                                                       or guardian,  please give your full title. If
                                                                       signer  is  a  corporation,  please  sign  the
                                                                       full corporation name and full title of signing
                                                                       officer.

                                                                       Signature:_______________      Date_______________
                                                                       Signature:_______________      Date_______________